UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2013

JAMMIN JAVA CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52161 (Commission File Number)	264204714 (IRS Employer Identification No.)

8200 Wilshire Blvd, Suite 200 Beverly Hills, CA 90211
(Address of principal executive offices and Zip Code)

323-556-0746
Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 6, 2013, the Superior Court of the State of California for the County of Los Angeles – Central District (the “Court”) entered an Order for Approval of Stipulation for Settlement of Claims (the “Order”) in the matter titled Ironridge Global IV, Ltd. (“Ironridge”) v. Jammin Java Corp. (the “Company”). The Order and the Stipulation for Settlement of Claims, dated March 6, 2013, between the Company and Ironridge (the “Stipulation”), provides for the full and final settlement of Ironridge’s $1,017,744 claim against the Company (the “Claim Amount”) in connection with past due amounts owed to various creditors in connection with trade payables, the purchase of property and equipment, prior credit agreements, and attorney fees, which Ironridge purchased from such third parties pursuant to a Receivable Purchase Agreement, dated on or around March 5, 2013 (the “Claim”).

Pursuant to the terms of the Order and the Stipulation, the Company was required to issue and deliver to Ironridge 8,850,000 shares of the Company’s common stock (the “Initial Issuance”, which shares were issued to Ironridge and its assigns between March 7-8, 2013, the “Issuance Date”), par value $0.001 per share (the “Common Stock”) of the Company, in settlement of the Claim which shares are subject to adjustment provided below:

•
From the date of the Stipulation until that number of consecutive trading days following the Issuance Date required for the aggregate trading volume of the Common Stock to exceed $10,000,000 (the “Calculation Period”), Ironridge will retain that number of shares of Common Stock of the Initial Issuance (the “Final Amount”) with an aggregate value equal to (a) $1,068,631 (105% of the Claim Amount), plus reasonable attorney’s fees and expenses, divided by (b) 80% of the following: the closing price of the Common Stock on the trading day immediately preceding the date of entry of the Order (which closing price was $0.35 per share), not to exceed the arithmetic average of the individual volume weighted average prices of any five trading days during the Calculation Period, less $0.01 per share (the “Share Price”).

•
If at any time during the Calculation Period the Initial Issuance is less than any reasonable possible Final Amount or a daily volume weighted average price is below 80% of the closing price on the day before the Issuance Date, Ironridge may request that the Company reserve and issue additional shares of Common Stock (the “True-Up Shares”) as soon as possible, and in any event, within one trading day. For each day after Ironridge requests issuance that shares are not, for any reason, received into Ironridge’s account in electronic form and fully cleared for trading, the Calculation Period shall be extended by one trading day.

•
At the end of the Calculation Period, if the sum of the 8,850,000 Initial Issuance and any True-Up Shares does not equal the Final Amount, adjustments shall be made to the shares of Common Stock issued pursuant to the Stipulation and either additional shares shall be issued to Ironridge or Ironridge shall return shares to the Company for cancellation.

The Stipulation provides that at no time shall shares of Common Stock be issued to Ironridge and its affiliates which would result in them owning or controlling more than 9.99% of the Company’s outstanding Common Stock.  We also agreed pursuant to the Stipulation that (a) until at least one half of the total trading volume for the Calculation Period has traded, we would not, directly or indirectly, enter into or effect any split or reverse split of our Common Stock; (b) until at least thirty days from the date the Order is approved, we would not, directly or indirectly, issue any securities pursuant to a Form S-8 registration statement; and (c) until at least six months from the date the Order is approved, we would not, directly or indirectly, issue or sell any free trading securities for financing purposes (except for shares issuable to TCA Global Credit Master Fund, LP).

The result of the Order and Stipulation is that a total of $1,017,744 in accounts payable and accrued expenses owed by us to various parties, which was purchased by Ironridge pursuant to the Receivable Purchase Agreement, will be satisfied by the issuance of shares of our Common Stock as provided above, will come off our balance sheet and will significantly improve our liquidity.

The description of the Order and Stipulation does not purport to be complete and is qualified in its entirety by reference to the Order and Stipulation, which are filed as Exhibits 10.1 and 10.2, respectively, to this Report and incorporated herein by reference.

ITEM 3.02. UNREGISTERED SALES OF SECURITIES.

The Company claims an exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended for the issuance of the 8,850,000 shares of the Company’s Common Stock issued to Ironridge in connection with the Initial Issuance, as the issuance of securities was in exchange for bona fide outstanding claims, where the terms and conditions of such issuance were approved by a court after a hearing upon the fairness of such terms and conditions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
99.1**	Press Release

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jammin Java Corp.

Date: March 8, 2013	By:	/s/ Anh Tran
Anh Tran
President

EXHIBIT INDEX

Exhibit Number	Description

99.1**	Press Release

** Furnished herewith.